Exhibit 10.6

[Date]

[__________________]
c/o Knight Transportation, Inc.
5601 West Buckeye Rd.
Phoenix, Arizona 85043

Re:	Knight Transportation, Inc.: Restricted Stock Unit Grant Agreement

Dear [__________________]:

The Compensation Committee (the “Committee”) of the Board of Directors of Knight Transportation, Inc. (the “Company”) has awarded you, as of the date of this letter (the “Grant Date”), a Restricted Stock Unit grant (the “Grant”).  The Grant entitles you to receive a maximum of [_________] shares of the Company’s voting common stock (the “Stock”), par value $0.01 per share (the “Stock Award”) to be issued when and as provided by this Restricted Stock Unit Grant Agreement (this "Agreement").  This Grant is made pursuant to the authority of the Company’s [Amended and Restated 2003 Stock Option and Equity Compensation Plan, as amended][2012 Equity Compensation Plan effective as of May 18, 2012] (the “Plan”).  This Grant is made subject to the terms and conditions of this Agreement and the Plan.  In this Agreement, the Company is sometimes referred to as “we” or “us.”  Terms used in this Agreement that are defined in the Plan have the same meaning as stated in the Plan.

1. Grant of Restricted Stock Units.  The Grant is made to you as part of your compensation and is payable to you in accordance with this Agreement and resolutions adopted by the Committee, and in the expectation that until such time as this Grant is fully vested, you will continue to perform services for the Company as its [Director, ]employee or consultant.  You will receive no fractional shares.  Under this Grant you will be issued that number of shares of Stock, not to exceed the total Stock Award, that is determined by multiplying your Vested Percentage by your total Stock Award, less any shares of Stock previously issued to you under this Grant.  For example, if the Stock Award under this Grant was for 1,000 shares, and at the end of the first year of Vesting Service, your Vested Percentage was five percent (5%), you would be entitled to the issuance of 50 shares of Stock.  If at the end of the second year of Vesting Service your[ cumulative] Vested Percentage is ten percent (10%), you would be issued an additional 50 shares of Stock (1000 x .10 minus 50).  Stock will be issued to you within 30 days of your Vesting Calculation Date (as defined in Section 2 below).  No shares of Stock will be issued to you for any portion of the Stock Award that is not vested.  [This][Except as set forth in this Agreement, this] Grant may not be settled in cash.  In no event will you be issued more shares than your Stock Award, but the number of shares of your Stock Award is subject to automatic adjustment for stock dividends, stock splits, reverse stock splits, reorganizations, or reclassifications, as provided in Section 3.2 of the Plan.

2. Vesting.  Your Vested Percentage (defined below) will be calculated by the Company not later than [Date] of each year (the “Vesting Calculation Date”), beginning [Date], for the 12-month period then ending, and continuing thereafter on the same date for each subsequent 12-month period (the “Vesting Year”).  For each Vesting Year you complete while you are associated with the Company, either as [Director,] an employee or as a consultant, your Stock Award will become vested and non-forfeitable in accordance with the following schedule (“Vested Percentage”).

Vesting Year	End of Vesting Year	Vested Percentage%
1	[Date]	[___]%
2	[Date]	[___]%
3	[Date]	[___]%
4	[Date]	[___]%
5	[Date]	[___]%

You will not accrue any Vested Percentage for any Vesting Year unless you are [a Director of,] employed by or under contract with the Company as of the last day of the Vesting Year, unless you die or become disabled during the Vesting Year.  [You will not accrue any Vested Percentage during any non-compete period, even if the Company is paying you, as provided in Section 7.]  Your Stock Award is subject to forfeiture to the extent it is not vested.  At any time your Vested Percentage shall be the sum of the Vested Percentages calculated for each of the Vesting Years elapsed while you are associated with the Company during the period this Grant is issued and outstanding.  You will not be credited with fractional vesting years.

Accrual of your Vested Percentage shall cease (except as otherwise provided hereby) upon separation from service with the Company, regardless of the cause.  Nevertheless, the Stock Award subject to this Grant will become fully vested and non-forfeitable upon your death or [permanent and total ]disability (as such term is defined in the Plan), or at such time as your Vested Percentage equals 100%.  Your Stock Award will also be fully vested and non-forfeitable if you retire, with the consent of the Committee, which consent the Committee, in its sole discretion, may withhold.  The Committee, in its sole discretion, has the right to accelerate your Vested Percentage.  If you experience a separation of service from the Company for any reason, and this Agreement does not provide that you are 100% vested, that portion of your Stock Award that is not vested, and any related declared and accrued but undistributed Dividend Equivalent (as defined in Section 4, below), shall be forfeited.  If you are[ a Director or] an employee, you will be treated as having separated from service with the Company when your[ Directorship or] employment terminates[ (subject to the disability, death and retirement exceptions noted above)], regardless of the reason for termination[, unless your association with the Company continues as a consultant to the Company]; and if you are a consultant, you will be treated as having separated from service with the Company when you are terminated as a consultant, or when your consulting contract terminates without renewal, [unless your association with the Company continues as an employee][subject to the same exceptions noted above for death and disability].

3. Book Entry Form; No Voting Rights.  The Stock will be issued to you in book entry form (non-certificated), unless you request issuance of a certificate.  Stock will be treated as issued and outstanding only as it is actually issued, and no Stock shall be issued until you have accrued a positive Vested Percentage.  Any Stock issued may be subject to other limitations as either the Plan or the law may require.  [You have no voting rights until your Stock is issued to you.][A Restricted Stock Unit has no voting rights.]

4. Dividend Equivalents.  Until Stock is issued to you, you will receive no dividends.  However, you will accrue a Dividend Equivalent for the number of shares of Stock that constitutes your Stock Award.  For each share of Stock subject to your Stock Award, the Company will accrue on its books, from the Grant date until paid,  an amount equal to the dividends that would have been paid on those shares of Stock, if the Stock had been issued and outstanding from the Grant Date (the “Dividend Equivalent”).  As your Stock subject to the Stock Award vests, you will be paid by the Company, simultaneously, cash in an amount equal to the Dividend Equivalent you have accrued through the date the Stock is issued to you.  Any Dividend Equivalent attributable to any portion of a Stock Award that is forfeited will also be forfeited, when your Stock is forfeited.  Your Dividend Equivalent will be paid to you not later than the date your Stock is issued to you.  You have no right to elect to defer payment of any Dividend Equivalent.

5. Termination Date of Grant.  [Subject to the limitations of Section 14, this][This] Grant shall terminate upon the earlier of the date you separate from service with the Company or the date your Vested Percentage reaches 100%.

6. Tax Treatment.  You will recognize ordinary income for the value of the Stock issued to you, as the Stock Award vests.[  The value of the Stock is the fair market value, which is based on the closing market price the day the Stock vests.  If the day of vesting falls on a weekend or on a holiday, the fair market value will be based on the closing market price of the immediate business day prior to the day of vesting.]  By accepting the Grant, you accept responsibility for any income tax withholding or other taxes imposed on you by virtue of the issuance of the Grant.  The Company has the right to reduce the total number of shares of Stock[ and the Dividend Equivalent] distributed to you by the amount of any federal or state taxes (including, FICA, FUTA and Medicare) the Company is obligated to withhold and pay.

7. [Non-Compete and Non-Solicitation Agreement.

(a)            This Grant has been made to you because you have been retained by the Company in a position of trust and confidence and to induce you to continue to contribute to the results of the Company’s operations.  In consideration for the issuance of this Grant (and the Company’s agreement to allow you to become a shareholder of the Company), you agree that you will not directly compete with the Company for six (6) months after your separation from service (the “Non-Compete Period”) without first obtaining the Company’s prior written consent, which consent the Company may, in its reasonable discretion, withhold.  For this purpose, you will be considered to be competing with the Company if you are engaged in any of the activities described in clauses (b)(i), (ii) or (iii) below.  The consideration for this six (6) month non-compete agreement is the issuance of this Grant.

(b)    You will be considered as competing with the Company if at any time during the Non-Compete Period you:  (i) are employed by, contract with, or obtain an interest as an owner, shareholder, partner, limited partner or member in, any business or corporation that competes directly with the Company (as such direct competition is defined below), but excluding an investment of one percent (1%) or less in any publicly traded company; (ii) on your own behalf, or on behalf of any other person with whom you may be employed, you solicit or divert from the Company the business of any person who is either currently a customer of the Company at the time of your employment or was identified as a potential customer of the Company; or (iii) solicit, divert or encourage any person who is an employee of the Company to leave employment and to become employed by a person who directly competes with the Company.  For purposes of this Section 7, you (x) will be considered to be in direct competition with the Company and (y) a person, business or corporation will be considered a direct competitor of the Company if either you or it is engaged in the truckload business (dry van, refrigerated, brokerage drayage, or logistics) and operates in the same traffic lanes in which the Company operates, or in which the Company has internally identified as a planned area of operation or expansion of its business as of the date you separate from service with the Company.

(c)            The Company shall have the right to extend the Non-Compete Period for up to an additional twelve (12) months beyond the completion of your initial Non-Compete Period (the “Extended Non-Compete Period”).  If the Company elects to extend the Non-Compete Period, it will notify you in writing of such fact not later than the thirtieth (30th) day prior to the expiration of the initial Non-Compete Period.  By accepting this Grant, you agree to accept and abide by the Company’s election.  If the Company elects to extend the Non-Compete Period, you agree not to work for any direct competitor of the Company (as defined in Section 7(b)) during the Extended Non-Compete Period, and the Company agrees to pay you, during the Extended Non-Compete Period, an amount equal to your monthly base salary or monthly base consulting fee, as applicable, in effect as of the date of your separation of service from the Company.  Payment for any partial month will be prorated. Payment of your base salary or consulting fee during the Extended Non-Compete Period will be made at the same times and in the same amounts that such amounts were paid to you while you were in the service of the Company.  If the Company elects to extend the Non-Compete Period, any monies you earn from any other work, whether as an employee or as an independent contractor, will reduce, dollar for dollar, the amount that the Company is obligated to pay you.  Payments made by the Company under this Section 7(c) are made for the extension of the non-compete covenant and do not render you either an employee of, or a consultant to, the Company.]

8. Compliance with Securities Laws; Share Restrictions.  [So long as you are serving as an officer of the Company, you may not sell any shares of the Stock except in accordance with all applicable securities laws and the policies of the Company applicable to the sale of the Company’s securities by insiders, executives, and employees.  ][You agree that the Stock acquired pursuant to the vesting of this Stock Award will be sold, transferred, assigned, or otherwise disposed of only in compliance with any applicable federal and state securities laws.  ]The Company has filed a registration statement with the United States Securities and Exchange Commission covering the Grant (and the Stock subject to the Grant) issued pursuant to the Plan.  So long as that registration statement is in effect, Stock issued pursuant to the Plan will not be restricted as to transfer, except as provided in this Agreement.  The Company does not provide any assurance that any registration statement will continue to be maintained in effect with respect to the Stock.  If for any reason, a registration statement is not in effect with respect to the Stock, the Stock may not be sold or transferred except in compliance with applicable securities laws.

9. Risks.  By accepting this Grant, you acknowledge that the value of the Stock may be adversely affected by changes in the United States’ economy; changes in the Company’s profitability, financial condition, business or properties; a reduction in the Company’s growth rate; competition from other truckload carriers; and other factors that are described more particularly in the Company’s most recent Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.  The Company does not promise you that the value of the Stock will rise or that the Company will continue to grow or be profitable.

10. Access to Information.  With respect to this Grant, you acknowledge that you have reviewed a copy of the Company’s Prospectus, which is a part of the Registration Statement, and that the Company has delivered to you[, or has provided to you through on-line access, for your examination] copies of its Prospectus for the Plan and the Company's reports filed on Forms 8-K, 10-Q and 10-K and any proxy or shareholder information materials filed with the United States Securities and Exchange Commission[ and available through EDGAR.  These materials may also be accessed on the Company's website at www.knighttrans.com.  A copy of these materials will also be mailed to you if you request them in writing from the Company.]

11. Successors.  This Agreement is binding on you, your spouse and any successors or assigns.

12. Arbitration of Disputes.  We agree that the Federal Arbitration Act shall apply to and govern the arbitration provisions of this Agreement.  Any disputes between or among us with respect to the terms of this Agreement or the rights of either of us under this Agreement, including, without limitation, the scope of the arbitration, shall be subject to arbitration pursuant to the [rules of the American Arbitration Association governing commercial disputes][laws of the State of Arizona governing arbitration, excluding the revised Arizona Arbitration Act].  Arbitration will occur in Phoenix, Arizona.  Judgment on any arbitration award may be entered in any court having jurisdiction.  A single arbitrator shall have the power to render a maximum award of $500,000.  If you or we assert a claim in excess of $500,000, [the matter may be heard by a single arbitrator, but ]either of us may request that the arbitration be heard by a panel of three arbitrators and, if so requested, the arbitration decision shall be made by a majority of the three arbitrators.[  The Company shall pay the costs of arbitration, but if the Company is the prevailing party in the arbitration, the Company shall have the right to recover from you all costs of arbitration.]  EACH OF THE PARTIES EXPRESSLY AGREES TO ARBITRATION AND WAIVES ANY RIGHT TO TRIAL BY JURY ANY PARTY MAY HAVE.  Nothing in this Agreement limits or restricts any self-help remedy, including, without limitation, any right of offset a party may have.  The person prevailing in any arbitration is entitled to payment of all legal fees and costs and all costs of arbitration, regardless of whether such costs are recoverable under applicable law.

13. WAIVER OF CERTAIN CLAIMS.  BY EXECUTING THIS AGREEMENT AND ACCEPTING THIS GRANT, YOU AGREE THAT ANY CLAIM YOU MAY HAVE AGAINST THE COMPANY WITH RESPECT TO THIS GRANT OR THE STOCK SUBJECT TO THE GRANT (OTHER THAN A CLAIM FOR THE CONTRACTUAL BREACH OF THIS AGREEMENT [OR THE PLAN], WHICH MAY BE BROUGHT WITHIN ONE YEAR OF THE DATE SUCH BREACH OCCURS) MUST BE ASSERTED NOT LATER THAN ONE YEAR FOLLOWING THE DATE OF THIS GRANT, AND THAT NO CLAIMS (OTHER THAN FOR BREACH OF CONTRACT) MAY BE BROUGHT AFTER THAT PERIOD.  YOU VOLUNTARILY AND KNOWINGLY WAIVE ANY LONGER STATUTE OF LIMITATIONS IN CONSIDERATION OF THIS GRANT.  IN ADDITION, YOU AND THE COMPANY AGREE THAT ANY CLAIM MADE UNDER THIS AGREEMENT OR THE PLAN, OR ARISING FROM OR IN CONNECTION WITH ANY STOCK GRANTED PURSUANT TO THIS AGREEMENT OR THE PLAN, SHALL BE LIMITED TO ACTUAL ECONOMIC DAMAGES, AND THE RECOVERY OF ATTORNEYS' FEES AND COSTS OF COURT.  TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO RESCISSION OR ANY RIGHT TO CLAIM OR RECOVER TREBLE DAMAGES, PUNITIVE DAMAGES, OR EXEMPLARY DAMAGES, WHETHER SUCH RIGHTS ARE GRANTED BY STATUTE OR UNDER COMMON LAW, IS HEREBY WAIVED AND RELEASED.  EACH PARTY AGREES AND ACKNOWLEDGES THAT THE WAIVER AND RELEASE OF SUCH RIGHTS IS VOLUNTARY AND KNOWING AND THAT EACH PARTY HAS RECEIVED, UNDER THIS AGREEMENT, FULL AND ADEQUATE CONSIDERATION FOR SUCH WAIVER.

14. [Survival.  The provisions of Sections 4, 6, 7, 8, 12, 13, and 14 shall survive the termination of this Grant and of this Agreement.]

15. Construction.  It is the intent of the Company and you that the Stock subject to this Grant is to be treated as “nonvested shares” within the meaning of Financial Accounting Standard 123R, and the Stock is subject to being earned by you only if you continue to provide the Company with your services until this Grant terminates.

16. Governing Law.  This Agreement is subject to, and is to be construed in accordance with, the laws of the State of Arizona.

17. Acceptance.  [You agree that your acceptance of the terms and conditions of the Agreement, and your receipt of the materials described herein, is conclusively evidenced by (i) your electronic receipt of this Agreement and your acceptance of the Grant made hereby or (ii) your execution of a copy of this Agreement that you return to us.][Unless you indicate to us either electronically or in writing within five (5) working days after receipt of this Agreement that you do not accept and agree to the terms and conditions set forth in this Agreement, by continuing [to serve as a Director of][in employment] with the Company, you will be deemed to have accepted and agreed to the terms and conditions set forth in this Agreement and deemed to have acknowledged receipt of a copy of the Plan[ and Prospectus].  Such notification shall be sent to the Company at 5601 West Buckeye Road, Phoenix, Arizona 85043, Attention:  [Title].

Sincerely,

KNIGHT TRANSPORTATION, INC., an
Arizona corporation

By:________________________________
[Name]
[Title]

The foregoing is accepted and agreed to:

_________________________________
[Name]
[Director][Title]

Dated:  [Date]

Return to Form 10-K